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Exhibit 99.1

For Further Information Contact:

Carole Sinclair
Intraware, Inc.
510-597-4896
carole@intraware.com

Pierre Hirsch
Intraware, Inc.
925-253-6537
pierre@intraware.com

INTRAWARE NETS $3.3 MILLION IN FINANCING

Orinda, CA—April 5, 2001—Intraware, Inc. (NASDAQ: ITRA), a leading provider of Internet-enabled information technology (IT) management solutions, today announced that it has raised a net $3.3 million in additional financing through the private sale of a new class of Series B Preferred Stock and warrants to institutional investors.

Pursuant to the financing, the company issued 360,000 shares of preferred stock, which are convertible into 3,600,000 shares of common stock, for an aggregate sale price of $3.6 million and net receipts of $3.3 million after fees and expenses. The company also issued warrants to purchase 720,000 shares of common stock with an exercise price of $1.125, the closing bid price of Intraware's common stock on the trading day prior to the closing of the financing. Each share of preferred stock is convertible at the election of the holder and entitles the holder to a liquidation preference equal to the amount of the original investment, in the event of a liquidation, winding-up or dissolution of the company. The preferred stock carries anti-dilution protections requiring a full adjustment of the conversion price to any lower price at which stock is sold by the company to investors during the 3 months following the closing, and a weighted-average adjustment of the conversion price based an any sale of stock by the company to investors during the subsequent 9-month period. The preferred stock does not carry a dividend.

The preferred stock and warrants were issued in a private placement without registration under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The company has agreed to file with the Securities and Exchange Commission (SEC) a registration statement to register the resale of the common stock issuable upon conversion of the preferred stock or exercise of the warrants. The company is required to file the registration statement within 3 months after the closing of the financing, and to cause the registration to be declared effective by the SEC within 6 months after the closing.

The new class of Series B Preferred Stock entitles the holders to elect a director to Intraware's Board of Directors.

About Intraware

Intraware, Inc. [NASDAQ: ITRA] is a leading provider of Internet-enabled information technology (IT) management solutions that enable corporations to optimize their IT investments. Intraware's unique spectrum of innovative IT management solutions has attracted strategic relationships with industry-leading vendors, including Allaire Corporation, Computer Associates International, Inc., IBM Corporation, and iPlanet E-Commerce Solutions, a Sun-Netscape Alliance. Intraware is headquartered in Orinda, California, and can be reached by phone at (888) 446-8729, (925) 253-4500 or http://www.intraware.com.

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©2001 Intraware, Inc. Intraware is a registered trademark of Intraware, Inc. All other company, product and service names mentioned herein may be trademarks of their respective owners.

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INTRAWARE NETS $3.3 MILLION IN FINANCING